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                                                                 EXHIBIT 99.01


FOR IMMEDIATE RELEASE

         CONTACT
         Neal Rosen
         Kalt, Rosen and Associates
         (415) 397-2686

         Keith Mills
         Geoworks
         (510) 814-5851

                  GEOWORKS BOARD OF DIRECTORS APPOINTS NEW CEO


ALAMEDA, Calif. (Jan. 11, 1999) - Geoworks Corporation (NASDAQ: GWRX), a leading provider of wireless software and service solutions, announced today that its board of directors has named Dave Grannan, formerly Vice President of Marketing and Business Development of the company, as CEO, President and a director, and has accepted the resignation of David Thatcher from his positions as CEO, President, and director.

"Dave Grannan was brought on board last year as a succession candidate for the CEO post," said Gordon Mayer, chairman of the board of directors. "Since then he has played a key role in refining our strategy and focusing our priorities. Promoting Dave Grannan now is great timing because, not only does it free Thatcher to pursue another business opportunity, but it gives us the full benefit of Grannan's vision and operational expertise, which Geoworks needs at this point," Mayer said.

"In the past year," Grannan said, "Geoworks has done well positioning itself for the tremendous opportunity in the wireless services market while remaining competitive with our core operating system products. We now need to move quickly to broaden our revenue base, get our expenses to a more manageable level, and improve our financial results, and these are my top priorities."

Grannan said the company will continue to focus on leveraging its strong OEM relationships while at the same time aggressively cutting costs. Additionally, he said, Geoworks will broaden its revenue base by pursuing new business opportunities, such as engineering consulting. "We have a tremendous depth of experience in the resource-constrained space of wireless software development and need to leverage this through consulting services," Grannan said. "This approach better capitalizes on our expertise as we look toward continued growth and opportunities in the wireless service market."

Grannan joined Geoworks in March 1998 from Sprint PCS, a leading nationwide wireless provider, where he was an Area Vice President. Prior to that Grannan was with Andersen Consulting's Strategic Services Practice, where he specialized in the wireless communications industry. Grannan began his career as a data communications officer in the United States Marine Corps.




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About Geoworks
Based in Alameda, Calif., with international operations in the United Kingdom and Japan, Geoworks Corporation is a leading provider of end-to-end software solutions for the wireless communications industry. The Company creates operating system software, applications and actionable services for a variety of wireless devices, ranging from enhanced phones to high-end, all-in-one smart communicators. For additional information on Geoworks, contact the Company on the World Wide Web at http://www.geoworks.com.

In keeping with U.S. law, Geoworks notes that this press release includes forward-looking statements, including the company's ability to increase revenues, reduce costs, achieve improved financial results and develop new business opportunities. Investors are cautioned that all such statements involve risks and uncertainties related to the development of the wireless communications market and the company's ability to develop or expand relationships with OEMs and providers of wireless communications services. Additional information is available in the Risk Factors and Business discussions in the Company's Forms 10-K, 10-Q and other filings available from the Company or from the Securities and Exchange Commission.





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